                                                                   Exhibit 10(s)

            AGREEMENT made this 1st day of May 2002 by and between EDO Corporation, a New York Corporation having its office and principal place of business at 60 East 42nd Street, Suite 5010, New York, NY 10165 (the "Company") and Lisa M. Palumbo, who resides at 10 Kenilworth Road, Rye, NY 10580 ("Executive").

                                W I T N E S E T H:

            WHEREAS, the Company considers it essential to the best interests of the Company and its stockholders that its management (including Executive) be encouraged to remain with the Company and to continue to devote full attention to the Company's business in the event of a "Change in Control" (paragraph 9.1) or a "Potential Change in Control" (paragraph 9.2).

            WHEREAS, the Company recognizes that the possibility of a Change in Control or a Potential Change in Control and the uncertainty and questions, which either event may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

            WHEREAS, the Company's Board of Directors (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from a Change in Control or a Potential Change in Control;

            WHEREAS, the Company believes Executive has made valuable contributions to the productivity and profitability of the Company;

            WHEREAS, should a Potential Change in Control occur, the Board believes it imperative that the Company and the Board be able to rely upon the Executive to continue in his position, and that the Company be able to receive and rely upon his advice as to the best interests of the Company and its stockholders without concern that he might be distracted by the personal uncertainties and risks created by such event; and

            WHEREAS, should a Potential Change in Control occur, in addition to the Executive's regular duties, he may be called upon to assist in the assessment of any proposals of any person concerning the possible business combination of the Company or acquisition of equity securities of the Company, advise management and the Board as to whether such proposals would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate;

            NOW, THEREFORE, to induce the Executive to remain in the employ of the Company so that the Company will have the continued undivided attention and services of the Executive and the availability of his advice and counsel during the period of a Change in Control or a Potential Change in Control, and for other good and valuable consideration, the Company and Executive agree as follows:

                                     GENERAL

            1. The purpose of this Agreement is to provide Executive with "Special Severance Pay Benefits" in the event of, or following, a Change In Control. The term Change in Control is defined in paragraph 9.1 of this Agreement. The benefits available to Executive in the event of, or following, a Change in Control are provided for in Articles 2 through 7 of this Agreement.

            2. This Agreement shall expire as of December 31, 2003; provided however, in the event there is an intervening Change in Control, such expiration shall become void and of no effect whatsoever. In the event there is an intervening Potential Change in Control, this Agreement shall remain in full force and effect following such Potential Change in Control; provided, however, this Agreement shall then expire automatically as of the date which is eighteen months following the commencement of such Potential Change in Control in the event no Change in Control occurs within such eighteen month period.

            3. This Agreement may be renewed each year by mutual consent of the Company and Executive by the issuance of a letter of notification and agreement to that effect.

                                    ARTICLE 1
                              PRINCIPAL UNDERTAKING

            1.1 If (a) following a Potential Change in Control (provided a Change in Control occurs within eighteen months thereafter) or (b) within a one and one-half (1-1/2) year period after a Change in Control shall have occurred, Executive's employment shall have been terminated by the Company without "Cause" (paragraph 10.2) or by Executive in a "Termination for Good Reason" (Article
11), then Executive shall be paid by the Company subject to Article 6, the following "Special Severance Pay Benefits":

                  -     Current Salary and Other Compensation Benefits (Article
                        2);

                  -     Other Salary and Incentive Compensation Benefits
                        (Article 3);

                  -     Pension Benefit Adjustment (Article 4)

                  -     Stock Option Adjustment (Article 5); and

                  -     Tax Adjustment (Article 6).

            1.2 The total of the amounts to be paid under Articles 3 through 6, subject to any taxes required to be withheld, shall be paid to Executive as follows: (A) in a lump sum, on or before the fifth day following "Date of Employment Termination" (paragraph 13.2); or (B) at Executive's option, in monthly installments not to exceed an 18 month period, commencing the fifth day of the month following the Date of Employment Termination, if written notification by the Executive is received by the Company within three days following the Date of Employment Termination.

            1.3 The amount of any loan or advance to Executive shall be due and payable as of the Date of Employment Termination. The Company shall have no right of setoff against any amount due Executive under this Agreement, except that the Company may set off against such amount the balance of any loan or advance which remains unpaid after the third day following the Date of Employment Termination.

                                    ARTICLE 2
                 CURRENT SALARY AND OTHER COMPENSATION BENEFITS

            Payment of this portion of Special Severance Pay Benefits shall consist of the following:

                  - Executive's full base salary through the Date of Employment Termination, at the rate in effect ten (10) days prior to the Date of Employment Termination; plus

                  - Executive's full base salary earned from the beginning of the calendar year in which the Date of Employment Termination occurs through the Date of Employment Termination multiplied by the greater of (a) twenty percent (20%) or (b) the percentage which is equal to the highest percentage of base salary paid as a bonus to Executive for any of the three calendar years preceding the calendar year in which the Date of Employment Termination occurs, in either case, reduced by any installment of cash bonus previously paid by the Company to Executive for the calendar year in which the Date of Employment Termination occurs, plus

                  - The full amount, if any, of any incentive or special award, which Executive earned but which, has not yet been paid.

                                    ARTICLE 3
                OTHER SALARY AND INCENTIVE COMPENSATION BENEFITS

            Payment of this portion of Special Severance Pay Benefits shall consist of an amount equal to one and one-half (1-1/2) times the sum of (a) Executive's annual base salary, at the highest rate in effect at any time up to Date of Employment Termination (the "Highest Base Salary") and (b) and amount equal to the Highest Base Salary multiplied by the greater of (i) twenty percent (20%) or (ii) the percentage which is equal to the highest percentage of base salary paid as a bonus to Executive for any of the three calendar years preceding the calendar year in which the Date of Employment Termination occurs.

                                    ARTICLE 4
                           PENSION ADJUSTMENT PAYMENT

            Payment of this portion of Special Severance Pay Benefits shall consist of the following:

            - An amount which, as of the Date of Employment Termination, is equal to the present value (calculated at the GATT discount rate in effect as of the Date of Employment Termination) of
                  (x) the Lump Sum Value of the Retirement Pension (paragraph 13.1) to which Executive would have been entitled if the one and one-half (1-1/2) years after the Date of Employment Termination were added to his Credited Service under the EDO Corporation Employees Pension Plan, reduced by (y) the Lump Sum Value of the Retirement Pension to which Executive will be entitled under the terms of such plan based upon termination of employment as of the Date of Employment Termination and assuming commencement of payment of Executive's pension benefits at age 65.

                                    ARTICLE 5
                             STOCK OPTION ADJUSTMENT

            The "Stock Option Adjustment" portion of Special Severance Pay Benefits shall be payable if, after a Change in Control, Executive elects, pursuant to options issued to him under the 1996 or 2002 Long-Term Incentive Plan or any predecessor or successor plans, to elect stock appreciation rights and shall consist of an amount equal to (a) the number of common shares as to which Executive shall have made such election, multiplied by (b) the excess, if any, of (x) the highest price per share actually paid in connection with any Change in Control, over (y) the fair market value of a common share on the date of such election.

                                    ARTICLE 6
                                      TAXES

            6.1 In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject Executive to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Article 6 shall apply to determine the amounts payable to Executive pursuant to this Agreement.

            6.2 Immediately following Date of Employment Termination, the Company shall notify Executive of the aggregate present value of all termination benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the projected date of termination, together with the projected maximum payments, determined as of such projected date of termination that could be paid without Executive being subject to the Excise Tax.

            6.3 If the aggregate value of all compensation payments or benefits to be paid or provided to Executive under this Agreement and any other plan, agreement or arrangement with the Company is less than 105% of the amount which can be paid to Executive without Executive incurring an Excise Tax, then the amounts payable to Executive under this Agreement may, in the discretion of the Company, be reduced but not below zero, the maximum amount which may be paid hereunder without Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event that Executive receives reduced payments and benefits hereunder, Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that he will receive in connection with the application of the Payment Cap.

            6.4 If the aggregate value of all compensation payments or benefits to be paid or provided to Executive under this Agreement and any other plan, agreement or arrangement with the Company is greater than 105% of the amount which can be paid to Executive without Executive incurring an Excise Tax, the Company shall pay to Executive immediately following Executive's termination of employment an additional amount (the "Tax Adjustment") such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Adjustment provided for by this Article 6, but before deduction for any federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of Covered Payments.

            6.5 For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax, and the amount of such Excise Tax,

            (a) Such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for person services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

            (b) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

            6.6 For purposes of determining whether Executive would receive a greater net after-tax benefit were the amounts payable under this Agreement reduced in accordance with Paragraph 6.3, Executive shall be deemed to pay:

            (a) Federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

            (b) Any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

            6.7 If Executive receives reduced payments and benefits under this
Article 6, or this Article 6 is determined not to be applicable to Executive because the Accountants conclude that Executive is not subject to any Excise Tax, and in either case it is thereafter established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith or Executive and the Company in applying the terms of this Agreement, the aggregate of the "parachute payments" within the meaning of Section 280G of the Code paid to Executive or for his benefit are in an amount that would result in Executive being subject to an Excise Tax, then the amount equal to such excess parachute payments shall be deemed for all purposes to be a loan to Executive made on the date of receipt of such excess payments, which Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable federal rate (as defined in

Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by Executive. If this Article 6 is not applied to reduce Executive's entitlements because the Accountants determine that Executive would not receive a greater net-after-tax benefit by applying this Article 6 and it is established pursuant to a Final Determination that, notwithstanding the good faith of Executive and the Company in applying the terms of this Agreement, Executive would have received a greater net-after-tax benefit by subjecting his payments and benefits hereunder to the Payment Cap, then the aggregate "parachute payments" paid to Executive or for his benefit in excess of the Payment Cap shall be deemed for all purposes a loan to Executive made on the date of receipt of such excess payments, which Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If Executive receives reduced payments and benefits by reason of this
Article 6 and it is established pursuant to a Final Determination that Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall promptly thereafter pay Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

            6.8 In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less that the amount taken into account hereunder in calculating the Tax Adjustment made, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Adjustment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Adjustment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Adjustment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses therof) if Executive's good faith claim for refund or credit is denied.

            6.9 In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Adjustment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Adjustment), the Company shall make an additional Tax Adjustment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

            6.10 Timing of Payment. Any Tax Adjustment (or portion thereof) provided for in paragraph 6.4 above shall be paid to Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Adjustment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Adjustment and shall pay the remainder of such Tax Adjustment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Adjustment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the arte provided in Section (1274(b)(2)(B) of the Code.)

                                    ARTICLE 7
                                  BENEFIT PLAN

            If (a) following a Potential Change in Control (provided a Change in Control occurs within eighteen months thereafter) or (b) within a one and one-half (1-1/2) year period after a Change In Control shall have occurred, Executive's employment shall have terminated for any reason, including, but not limited to, Termination for good Reason, except for death, voluntary retirement or for cause, then, for one and one-half (1-1/2) years after the Date of Employment Termination, the Company shall maintain in full force and effect and Executive shall continue to participate in all group life, health and accident and disability insurance, and other employee benefit plans, programs and arrangements in which Executive was entitled to participate immediately prior to the Date of Employment Termination, provided that continued participation is possible under the general terms and provisions of such plans, programs and arrangements. If participation is barred, or an applicable plan, program or arrangement is discontinued or the benefits there under are materially reduced, the Company shall arrange to provide Executive with benefits substantially similar to those which he was entitled to receive immediately prior to the Date of Employment Termination. At the end of the period of coverage above provided for, Executive shall have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to him. The foregoing shall not be deemed to apply to the EDO Corporation Employees Pension Plan, the EDO Corporation Employee Stock ownership Plan nor the EDO Corporation Employee Investment Plan (401(k)).

                                    ARTICLE 8
                             NO MITIGATION REQUIRED

            Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit so provided for be reduced by any compensation earned by him as the result of employment by another employer after the Date of Employment Termination, or otherwise.

                                    ARTICLE 9
                        DEFINITION OF "CHANGE IN CONTROL"
                        AND "POTENTIAL CHANGE IN CONTROL"

            9.1  "Change in Control" shall mean an occurrence in which:

                  (i) a "person" including a "group," other than the Company's Employees Stock Ownership Trust (a "person"), becomes the "beneficial owner"

                        ("Beneficial Owner"), directly or indirectly, of securities of the Company having 25% or more of the total number of votes which may be cast for the election of directors of the Company (as the term "persons", "group" and "beneficial owner" are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of
                        1934), or

                  (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or

                  (iii) the shareholders of the Company approve any merger or other business combination, sale of assets or combination of the foregoing transaction not involving Executive in an interest other than in his capacity as Executive.

            9.2 "Potential Change in Control" shall mean an occurrence in which:

                  (i) a Person hereafter becomes the Beneficial Owner of securities of the Company having at least 5% of the total number of votes that may be cast for the election of Directors of the Company, or

                  (ii) any Person holds a 5% Beneficial ownership interest on the date hereof and there occurs an increase in such Person's Beneficial Ownership of such number of securities of the Company as shall increase the Beneficial ownership by such Person by an additional 1% of the total number of votes that may be cast for the election of directors of the Company, or

                  (iii) a Person commences a tender offer for at least 25% of the outstanding shares of the Company's common stock, or

                  (iv) approval of any corporate transaction is requested of shareholders, which, if obtained, would result in a Change in Control occurring, or

                  (v) any Person solicits proxies for the election of Directors of the Company, or

                  (vi) the Board of Directors of the Company deems any other event or occurrence to be a Potential Change in Control.

                                   ARTICLE 10
                              TERMINATION FOR CAUSE

            10.1 If the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive his full base salary through the Date of Termination (at the rate in effect as of the Date of Termination), and the Company shall have no further obligations to the Executive under this Agreement.

            10.2 The following are the only reasons for which the Company may terminate Executive's service for Cause without further obligations under this
Agreement:

                  - for providing the Company with materially false reports concerning Executive's business interests or employment-related activities;

                  - for making materially false representations relied upon by the Company in furnishing information to shareholders, a stock exchange, or the Securities and Exchange Commission;

                  - for maintaining an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed by Executive to the Company;

                  - for misconduct causing a serious violation by the Company of state or federal laws;

                  -     for theft of Company funds or corporate assets; or

                  - for conviction of a crime (excluding traffic violations or similar misdemeanors).

                                   ARTICLE 11
                   DEFINITION OF "TERMINATION FOR GOOD REASON"

            "Termination for Good Reason" shall mean termination of Executive's employment by Executive following or in connection with:

            (i) without the express advance written consent of Executive, (a) the assignment to Executive of any duties inconsistent in any substantial respect with the position, authority or responsibilities of Executive immediately prior to the earlier to occur of a Potential Change in Control or a Change in Control or (b) any other substantial change in such position, including titles, authority or responsibilities, or

            (ii) during the one and one-half (1-1/2) year period following a Change in Control or during a period of Potential Change in Control, any reduction in Executive's salary or any reduction in bonus or incentive compensation targets (based upon the highest dollar amount or other rate of salary, bonus and incentive compensation in effect at any time up to Date of Employment Termination), a termination, reduction or alteration of disability policies or life or disability insurance benefits maintained for Executive, any alteration or reduction of expense allowances or reimbursement policies or a significant reduction in scope or value of the aggregate other benefits to which Executive was entitled immediately prior to the earlier to occur of a Potential Change in Control or a Change in Control, or

            (iii) the Company's requiring Executive to be based at any office or location more than 50 miles from the one where he worked immediately prior to the earlier to occur of a Potential Change in Control or a Change in Control, except for travel reasonably required in the performance of Executives responsibilities, or

            (iv) any purported termination by the Company of Executive's employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement, or

            (v) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by paragraph 12.1.

                                   ARTICLE 12
                     SPECIAL CORPORATE RELOCATION PROVISION

            12.1 In event that the Company should relocate its principal Corporate office to a location more than 100 miles outside of the current New York City (Manhattan) location, and the Executive is either not offered relocation to the location or elects of her own accord to not relocate to the new location, Executive shall be entitled to elect "Termination for Good Reason" and receive separation pay equal to 36 months of salary in effect at the time of separation, as well as the other benefits as stated specifically in this agreement. This relocation provision does not require a Change-in-Control, nor potential Change-in-Control to have occurred. It remains in effect in the event of a change-in-control, however, the 36-month benefit is in place of the 18-month provision, not in addition to. All other benefits would remain in place as stated.

                                   ARTICLE 13
                          SUCCESSORS, BINDING AGREEMENT

            12.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive's employment other than for Cause after a Change in Control occurring at the time of succession, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Employment Termination.

            12.2 As used in this Agreement, "Company" shall include any successor to this business and/or assets as aforesaid which executes and delivers the agreement provided for in paragraph 12.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            12.3 This Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive should die while any amounts would still be payable if he had continues to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to his estate.

                                   ARTICLE 14
                            MISCELLANEOUS PROVISIONS

            13.1 The Lump Sum Value of the Retirement Pension shall be determined as of Executive's retirement at age 65, using the same methods and assumptions used at the Date of Employment Termination for purposes of the EDO Corporation Employees Pension Plan.

            13.2 Date of Employment Termination is the earlier of the date on which Executive or the Company gives written notice of termination of Executive's employment to the other party after the earlier to occur of a Potential Change in Control or a Change in Control.

            13.3 Notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the corporate counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith. Notices of change of address shall be effective only upon receipt.

            13.4 No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and, on behalf of the Company, by such officer as may be specifically designated by the Board.

            13.5 All benefits provided for in this Agreement are provided on an unfunded basis and are not intended to meet the qualification requirements of
Section 401 of the Code. The Company shall not be deemed to be a trustee of any amounts to be paid under this Agreement and shall not be required to segregate any assets with respect to benefits under this Agreement. Such benefits shall be payable solely from the general assets of the Company.

            13.6 Any failure at any time of either party to enforce any provision of this Agreement shall not constitute a waiver of such provision, or prejudice the right of either party to enforce such provision at any subsequent time.

            13.7 No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

            13.8 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

            13.9 The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            13.10 In the event of any action or proceeding between the parties arising out of this agreement, the Company will pay the costs of any such legal proceedings including, but not limited to, the costs of Executive for all expenses, including attorneys' fees, incurred in such action or proceeding. Such costs and expenses shall be advanced to Executive currently as reasonably required to continue such action or proceeding.

                                     EDO Corporation

                                 By: /s/ JAMES M. SMITH
                                    --------------------
                                        President

                                       Executive:

                                   /s/ LISA M. PALUMBO
                                   --------------------
                                     Lisa M. Palumbo